UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): September 12, 2025

ADT Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Yamato Road Boca Raton, Florida 33431
(Address of principal executive offices)
(561) 988-3600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Information.
On September 12, 2025, ADT LLC, a Delaware limited liability company and wholly-owned subsidiary of ADT Inc., a Delaware corporation (the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) by and between ADT LLC and Everon, LLC, a Colorado limited liability company (“Purchaser”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Purchaser has agreed to acquire substantially all of the assets (the “Assets”) used to operate the Company’s multifamily business, which includes sales to businesses that own or operate residential rental housing such as apartment buildings, townhomes, student housing, and military housing, among others, and consists of approximately 200,000 multifamily business customer units representing approximately $2.6 million of recurring monthly revenue in the aggregate (the “Transaction”).
The Transaction is currently expected to close at the end of the third quarter of 2025, and the purchase price to be paid in connection with the Transaction is approximately $55,000,000 in cash, subject to certain customary adjustments as set forth in the Purchase Agreement.

The Purchase Agreement contains representations, warranties and covenants related to the Assets and the Transaction, which the Company believes are customary for transactions of this type. The Company has agreed to provide the Purchaser with certain transition support services on a limited basis upon closing of the sale and has also agreed not to compete with the Purchaser with respect to the multifamily business, subject to certain exceptions, until after October 2, 2028.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 15, 2025	ADT Inc.

		By:	/s/ Jeffrey Likosar
Jeffrey Likosar
President, Corporate Development and Transformation, and Chief Financial Officer